Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of March 1, 2019 (the “Effective Date”), by and between EMMIS OPERATING COMPANY, an Indiana company (“Employer”), and PAUL V. BRENNER, an Indiana resident (“Executive”).

RECITALS

WHEREAS, Employer and its affiliates are engaged in the ownership and operation of certain radio stations, magazines, and other operations (together, the “Emmis Group”); and

WHEREAS, Executive has served as President – TagStation/NextRadio pursuant to the terms of his employment agreement dated March 1, 2016 (“2016 Employment Agreement”) and the Emmis Communications Corporation Change in Control Severance Agreement dated March 1, 2016 (“Change in Control Agreement”); and

WHEREAS, it is the intention of the parties that Executive cease providing services to Employer in a full-time capacity beyond the expiration of the term set forth in the 2016 Employment Agreement and terminate the Change in Control Agreement, and that Executive solely provide part-time services to Employer as an adviser to the Employee while retaining the title of President of The Broadcaster Traffic Consortium, LLC (“The BTC”) for the term set forth in this Agreement; and

WHEREAS, the parties intend that the transition from full-time to part-time employment shall constitute a “separation from service” within the meaning of Internal Revenue Code Section 409A so that Executive shall not be subject to taxes imposed pursuant to Section 409A.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.Termination of Full-Time Employment and Certain Agreements.  Pursuant to that certain Severance Agreement and General Release between Executive and Employer, and dated as of the Effective Date (the “General Release”), Executive’s full-time employment with Employer under the 2016 Employment Agreement has terminated and Employer has no further obligations under the 2016 Employment Agreement, except that pursuant to Section 4 of the 2016 Employment Agreement Employer shall pay to Executive (i) an annual bonus for the fiscal year ended February 28, 2019, in such amount, if any, as may be approved by the Compensation Committee of the Board of Directors of Emmis Communications Corporation, and (ii) in accordance with past practices, the BTC Bonus (as defined in Section 4.2 of the 2016 Employment Agreement) for Employer’s

fiscal year ended February 28, 2019.  Additionally, the parties agree that as of the Effective Date the Change in Control Agreement is terminated and of no further force and effect.

2.Part-Time Employment.  Upon the terms and subject to the conditions set forth in this Agreement, commencing with the Effective Date, Executive’s employment with Employer shall continue on a non-exclusive, part-time basis as an Advisor, and Executive hereby accepts such employment with Employer.  During the Term (as defined below), Executive shall serve as President of The BTC and shall make himself available to Employer to complete such reasonable projects and assignments as may be related thereto.  The parties intend that the transition from full-time to part-time employment shall constitute a “separation from service” within the meaning of Internal Revenue Code Section 409A.  Therefore, notwithstanding anything to the contrary contained herein, in no event will Executive be required or permitted to provide more than thirty (30) hours of service during any calendar month pursuant to this Section 2.  Subject to the terms and conditions of this Section 2, Employer shall have no obligation to pay Executive the Base Salary, as defined herein, for any periods during which Executive fails or refuses to render services pursuant to this Section 2.

3.Term.  The term of this Agreement shall commence on the Effective Date and shall end on the earliest of:  (a) August 31, 2019, or (b) thirty (30) days after the date either Executive or Employer delivers to the other written notice of termination of this Agreement.  The term of part-time employment described in the preceding sentence shall be referred to herein as the “Term”.

4.Base Salary.  Upon the terms and subject to the conditions set forth in this Agreement, for the services described in Section 2, Employer shall pay or cause to be paid to Executive a bi-weekly base salary (the “Base Salary”) of $2,307.69, payable during the Term pursuant to Employer's customary payroll practices and subject to applicable taxes and withholdings as required by law.

5.Expenses.  Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term directly related to the performance of Executive's services hereunder, provided such expenses are incurred and documented in accordance with Employer’s policies.  Executive shall undertake such travel as may be required in the performance of Executive's duties pursuant to this Agreement.  Under no circumstances shall the Employer’s reimbursement for expenses incurred in a calendar year be made later than the end of the next following calendar year; provided, however this requirement shall not alter the Employer’s obligation to reimburse Executive for eligible expenses on a current basis.

6.Health Care Coverage.   Executive and his dependents (as such term is defined in the applicable health plan of Employer) shall continue to participate in Employer’s health plan during the Term to the extent permitted under the terms of such plan and Employer shall deduct $418.69 in after-tax dollars from each bi-weekly paycheck.  During the Term, Executive shall be entitled to contribute after-tax dollars to a Health Savings Account (HSA) in and amount and on the conditions prescribed by applicable law, but not via payroll deduction.  Executive understands and agrees that the payroll deduction and any HSA contributions shall be paid by Executive using after-tax dollars.

7.Confidentiality.  Executive agrees that, at all times during the Term and following the expiration or termination of the Term, Executive shall hold all Confidential Information of Employer in strict confidence, and not use (except for the benefit of Employer or its affiliates), or disclose to any person or other entity such Confidential Information without the prior written authorization of Employer.  Executive understands that “Confidential Information” means any of Employer’s proprietary information, technical or engineering data, trade secrets or know-how, including but not limited to: listener research and research techniques; customer lists and customers (including but not limited to customers of Employer on whom Executive called or with whom Executive became acquainted during the Term); sales techniques or marketing, financial or other business information; or any other information of any type or kind, regardless of form (e.g., written, oral, electronic, etc.), which is not generally available to the public, as disclosed to Executive by Employer either directly or indirectly.  Executive further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive or of others who were under an obligation of confidentiality as to the item or items involved.  Executive acknowledges and agrees that upon the termination of Executive’s employment for any reason, Executive will immediately surrender to Employer all documents, brochures, writings, illustrations, graphs, charts, models, designs, price lists, marketing or business plans, budgets and any other materials which Executive received from or developed on behalf of Employer in connection with Executive’s employment hereunder, and that all such materials are, at all times, the exclusive property of Employer.

8.Notices.  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is three (3) days after the date of mailing, if sent via the U.S. postal service, first-class, postage-prepaid, (b) the date that is the next date upon which an overnight delivery service will make such delivery, if sent via such overnight delivery service, first-class, postage prepaid, or (c) the date such delivery is made, if delivered in person to the notice party specified below.   Such notice shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

(i)If to Employer:

Legal Department

Emmis Communications Corporation

40 Monument Circle, Suite 700

Indianapolis, Indiana 46204

(ii)If to Executive, to Executive at Executive's residence address in the personnel records of Employer.

9.Miscellaneous.

9.1Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Indiana without regard to its conflict of law principles.

9.2Internal Revenue Code Section 409A.  To the extent required by Code Section 409A(a)(2)(B)(i) and the regulations thereunder, if Executive is a “specified employee” for purposes of such Section, payments on account of Executive's separation from service shall be delayed to the earliest date permissible under Code Section 409A(a)(2)(B)(i).  For purposes of this Agreement, “termination of employment”, “terminates employment”, or any variation of such term shall mean “separation from service” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i)

9.3Captions; Entire Agreement.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms and conditions of this Agreement. This Agreement, together with the General Release (the terms and conditions of which are incorporated in this Agreement by reference), constitute the entire agreement and understanding among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof.

9.4Venue.  Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state court located in Marion County, Indiana, except that the Employer may elect, at its sole and absolute discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found.  Executive acknowledges and agrees that this venue provision is an essential provision of this Agreement and Executive hereby waives any and all defenses to such venue provision, including but not limited to the defenses of lack of personal jurisdiction, wrong or improper venue, or inconvenience.

9.5Survival.  The provisions of this Agreement shall survive the termination or expiration of this Agreement to the extent necessary in order to effectuate the intent of the parties hereunder, including without limitation Sections 5, 7, 8 and 9.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMMIS OPERATING COMPANY (“Employer)

By:	/s/ J. Scott Enright
Printed:	J. Scott Enright
Its:	Executive Vice President

PAUL BRENNER (“Executive”)

/s/ Paul V. Brenner
Paul V. Brenner

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